Exhibit 99.2

Apropos Technology Inc.

Fourth Quarter Earnings

February 3, 2004

Operator:                                          Good afternoon ladies and gentlemen and welcome to the Apropos Fourth Quarter Year End conference call. At this time all participants have been places on a listen-only mode and the floor will be open for questions following today’s presentation. At this time it is my pleasure to turn the floor over to your host, Leslie Loyet with Financial Relations Board. Ma’am you may begin.

Leslie Loyet:                         Thank you good afternoon everyone and thank you again for joining up for the Apropos Fourth Quarter year end conference call. By now everyone should have received a copy of the press release that went out this afternoon. If anyone needs a copy it is available on Apropos website at www.apropos.com or you can Samir Patel at (312)-640-6771 and he will send you a copy immediately. Before I turn the call over to Kevin Kerns, Apropos proposed President and CEO, I need to remind you that certain statements made during this conference call that are not historical, may be deemed forward looking statements within the meaning of the private securities litigation reform act of 1995. Although Apropos believes the expectations are reflected in the forward looking statements are based on reasonable assumptions they can give no insurance that it’s expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in this afternoon’s press release and from time to time, in the company’s filings with the SCC. Additionally we wanted to let people know that the information and statements made during the call are made as of the date of the call. Listeners to any replays should understand that the passage of time by itself will diminish the quality of the statements. Also the contents of the call are the property of the company and any replay or transmission of the call may be done only with the consent of Apropos Technology. With that said I would like to now turn the call over to Kevin Kerns for his opening remarks. Kevin.

Kevin Kerns:                        Thank you Leslie. Good afternoon everyone, joining me today is Frank Leonard, our Chief Financial Officer and Senior Vice President. Let me begin by saying we’re very pleased with the progress that we have made with the company and in the operating results of the fourth quarter. For those who have followed the company over the past several years has been a long journey to get where we are today. We believe the fourth quarter was a watershed for the business. A combination of strong acceptance of our new Version 6 product, improved direct sales execution, and a now highly leveraged cost structure have made it possible for the company to post it’s first quarterly profit in it’s history. Over the past three years, the company has made significant investments in its new product platform Version 6. We believe these investments are beginning to pay dividends. In the fourth quarter we continue to see the solid adoption of our Version 6 product, including a major expansion by one of our largest enterprise customers Veritas Software. During the quarter the company received eight customer orders for Version 6. The company also saw an increase in the number of direct new customer deals with orders from Factiva a division of Dow Jones Reuters, Life Care, our first joint PeopleSoft CRM customer in North America, American Chemical Society, and First United Services Credit Union.

On the partnership front we continued to make good progress, earlier today the company announced the introduction of a privately branded version of Apropos V 6 solution for Remedy, a division of BMC software. The new Remedy product will be made available through the Remedy direct sales force in North America in the first quarter of 2004. I will speak more about this new partnership in just a few minutes. At this time I would like to reveal the fourth quarter financial results.

In the fourth quarter the company posted revenues of 5.6 million dollars ending December 31, 2003, up 12% from 5 million dollars in the fourth quarter of 2002, and up 19% sequentially over the third quarter of 2003.

Licensed revenues in the fourth quarter were 2.6 million dollars, up 59% from 1.6 million dollars in the fourth quarter of 2003, and up 54% from 1.7 million dollars in the third quarter of 2003. This is the highest license revenue quarter of the company since the second quarter of 2001. The primary factors driving the increase in license revenues was the pick and direct new customer deals and strong add on V6L’s from the existing customer base.

Channel contribution dropped to 19% of total revenues in the fourth quarter, partially due to higher direct business but also impacted by the recent reorganization of the PeopleSoft GDE channel. We believe the channel contribution will continue to be a strong factor in future sales growth as both PeopleSoft GDE and Remedy represent solid, long term channels for our products.

Gross margins in the fourth quarter were 82%, the highest level in the company’s history. The product mix in Q4 was very favorable. With higher license revenues and relatively flat services, the high margin software component had a significant positive impact on gross margins. As many of you know expense management has been a major focus of the company for the past six quarters. The actions taken over the past eighteen months reduced our cost structure, has brought down operating expenses to under 4 million dollars in the fourth quarter. As a result of higher license revenues, and lower operating expenses the company posted its first quarterly profit in its history. In the fourth quarter the company realized a net operating profit of 761 thousand dollars, or earnings of 5 cents per share compared to a net loss of 3 million dollars or a loss 18 cents per share in the same period a year ago. This represents a 14% return on revenue, demonstrating strong operating leverage in the business. In addition, the company also posted its first quarter positive cash flows, generating cash from operations of 240 thousand dollars. The company’s cash and short term investment balances increased by 363 thousand dollars from the prior quarter to 39.2 million dollars at December 31.

To net it out the fourth quarter marks a significant milestone for the company. Continued acceptance of our V6 product, improved sales execution of our direct sales force and solid cost management. All three factors have contributed to put the company squarely in the black and in the position to scale us business profitably in the future. At this time I would like to turn the call over to Frank and have him describe in more detail, financial performance of the company in the fourth quarter. Frank.

Frank Leonard:          Thank you Kevin. This was a break through quarter for the company and it’s employees. We have reached two very important financial goals, profitable quarter and a cash flow positive quarter. A special thanks to the sales team for their great efforts, professional service organization that exceeded their utilization targets and our customer support team that keeps our customers satisfied and coming back for more.

Revenues for the fourth quarter 2003 of 5.6 million dollars was up over 12% from the 5 million dollars in the year ago period. This was the company’s best quarter for revenues in two and a half years. In the current quarter the software license revenue component totaled 2.6 million dollars, an increase of nearly 60% from the 1.6 million dollars in the fourth quarter of 2002. Existing customers such as Veritas Software, Fanny Mae, and Met Life purchased additional licenses in the current quarter. Existing customers accounted for 80% of software revenues in the current quarter versus 62% in the year ago quarter. Revenues from services in other than current quarter were 3 million dollars decreased to .4 million dollars or 10% from the year ago period. Support revenues of 2 million dollars were up 2% from the year ago quarter but not enough to offset the decline in services. As a result of staff realignments during calendar 2003, service revenues of 740 thousand dollars were down from 1.1 million dollars in the year ago quarter.

On the geographic basis North America business in the fourth quarter of 2003 accounted for 82% of revenues compared to 75% of revenues for the same period a year ago. In addition to this strong quarter for North America, our EMEA operations posted its first quarterly increase in software revenues since the fourth quarter a year ago. On a channel basis, the indirect OEM business in the fourth quarter of 2003 was 19% compared to 16% a year ago. This fluctuation can be attributed to an increase in JD Edwards subcontracted services. I

In the current quarter the company netted 6 new customers. Two-thirds of these customers selected our multi-media capabilities of voice, email, and web. A calculated average sales price of new customers totaled 178 thousand dollars. This is down from the previous quarter’s ASP of 214 thousand dollars. For the calendar year the average sales price for the customers was just over 200 thousand dollars. While calendar 2000 ASP’s showed an improvement of 15% from the previous year we still expect initial projects to remain smaller in scope with increased possibilities for subsequent add on orders.

Gross margins for the fourth quarter 2003 are up 82% an improved upon the 71% in the same quarter a year ago. The principal reason for this improvement was a much higher mix of higher margin software dollars. Services and other margins also improved in the year ago period due to better staff utilization for the professional service organization and a lower level of subcontracted services.

Operating expenses for the current quarter are 3.9 million dollars are down 42% from the 6.8 million dollars in the fourth quarter of 2002. Lower operating costs were led by reduced staffing levels, bonus accruals, and facility cost. Total staffing including the professional service organization was just under 100 at December 2003 compared to 163 a year ago December.

Interest income in the fourth quarter of 2003 totaled 100 thousand dollars, which is down 53% from the 212 thousand dollars in the prior year quarter. While investment balances are down 7% from a year ago, investment yields have declined more dramatically with the past year. I am glad to report for the first time a US gap net income in the fourth quarter 2003 of 761 thousand dollars or a basic net income of 5 cents per share. The US gap net loss for the fourth quarter 2002 was 3 million dollars for a loss of 18 cents per share. The second part of the financial one two punch was the company being cash flow positive in the fourth quarter. Cash generated in the fourth quarter was 363 thousand dollars, the main contributing factors were strong quarterly revenue growth, improved DSO’s, and streamlined operating cost. However this accomplishment wasn’t achieved in just one quarter, throughout this year by making the tough decisions and the tremendous efforts of many we have succeeded at lowering the cash burn for all of calendar 2003 to just under 2.8 million dollars. Putting this into perspective the cash burn has decreased 9 million dollars or 77% from the calendar 2002 cash burn of 11.8 million dollars.

With a continued strong balance sheet the company remains a viable entity. Increasing for the first time the cash and short term investment balances at December 31st stand at 39.3 million dollars. These balances continue to be conservatively invested in government agencies funds and money market accounts. The waited average maturity in the investment portfolio was 17 days with a current yield of 1.13%. Trade receivables at December 2003 totaled 2.9 million dollars. The day sales outstanding at December 31st of 46 days and improved by one day from the 47 days from September 30th.

It is the second quarter in a row where the company’s DSL level has been below 50 days and brings the DSO average for the year just below 50 days. Congratulations to those involved in collection efforts. Finally I’ve put value per share based on 16 million, 946 thousand,114 shares outstanding at December 31st was 2 dollars and 23 cents. The combined cash and short term investment balances alone represent 2 dollars and 32 cents per share.

Let me take a moment to discuss our expectations going forward. I would again refer you to the opening remarks regarding forward looking statements. On the third and fourth quarter 2003 GDP figures show an improving economic environment and our sales activities improving, the company still lacks solid revenue visibility for the current upcoming quarter and full year. We want to see consecutive quarters of improving sales activity in order to provide revenue guidance with a higher level of confidence. In the past following a strong fourth quarter, we have experienced and currently anticipate lower first quarter revenues. We anticipate revenues will be flat to slightly higher than first quarter 2003. As a result we have and will continue to closely monitor our cost structure as we communicated last quarter, the third quarter restructuring components and successful negotiations to lower insurance costs have resulted in further reductions in operating costs in the fourth quarter. We believe staff levels are at adequate levels and when revenue levels trend up we anticipate minor staff increases in selected areas such as sales and marketing. Excluding restructuring charges we anticipate operating costs in the first quarter of 2004 to remain basically flat with a 3.9 million dollars in the fourth quarter. We will also record a first quarter of 2004 restructuring charge related to lease terminations. In January 2004 we’ve terminated our UK lease that was due to expire in March 2005, while the decision was made in the third quarter of 2003…excuse me… to relocate to premises suitable current staffing levels, negotiations to terminate the lease with the current landlord was not completed until late in the fourth quarter. The cease-use date which now drives when a charge can be taken was the end of January 2004. We anticipate the first quarter 2004 charge related to lease terminations to around 400 thousand dollars. Due to the forfeit share of deposit and asset impairment charges related to the UK lease the cash component this charge is expected to be less than 50 thousand dollars.

We have been making the tough decisions over the last several quarters to reduce cost in order to position the company to reach profitability and cash flow break even. I am proud to report that we did it. However, our efforts now have to be refocused on remaining profitable and cash flow positive. Over the past three years as we’ve strived to reach profitability our strength has been our product. We did not and have not stopped improving on what we believe was already a superior product offering. We believe the operational improvement and current client offering provide strong fundamentals to support and create shareholder value. At this time I would like to turn back the discussion to Kevin.

Kevin Kerns:                        Thanks Frank. Over the next few minutes I would like to highlight the key business developments for the fourth quarter. During the fourth quarter the company continued to see solid demand for the Version 6 product. The continued penetration of the V6 product was our existing customer base. We’ve had the opportunity to establish our interaction management solution as an internal IT support standard in two large global 2000 customers.  NestleSA and a major information technology company based in North America. As the industry matures and as IT support costs continue to climb, many companies are looking to establish clear standards for their IT and communications infrastructure. With a global complex and dynamic nature of communications today it’s become all the more important for companies to find ways to simplify the management, routing and recording of enterprise communications with our customers, vendors, and their employees.

In Version 6 we have delivered a solution, which can address the needs of the largest users such as Veritas or the needs of a small business like Arkansas Federal Credit Union. The strength of our offer is in the flexibility of our architecture and the completeness of its multi channel capabilities. For the large global 2000 customer Version 6 offers a robust real time application platform that delivers on the four key ingredients required of any mission critical enterprise class application, strong usability, high scalability, inner-operability, and business continuity. Over the past four years we have invested millions to build the most comprehensive communications management platform on the market. Here are just a few of the many questions we hear repeatedly from our customers and our prospects. In terms of usability, how difficult is it to make changes and what level skills are required to maintain the system? In terms of scalability, Can the solution grow with my business to meet my future business needs? In terms of interoperability, Can the system work with my existing communications infrastructure and the desktop applications that we own? How well do these systems integrate? And most importantly, how resilient are these solutions to network power outages? How does the system handle these outages and how do quickly can I recover operations or reassign traffic to other locations?

All of these factors come to play when global 2000 companies look to invest in a solution and many of the mid market companies are coming to realize that they too need many of the same kind of system capabilities and assurances. In Version 6 these key criteria, usability, scalability, interoperability, and business continuity, were the core precepts in which we built our next generation product. The capabilities now available in Version 6 are without peer in the industry giving us a significant competitive advantage in the marketplace. Over the next six months we will be introducing White Papers to support our position in each of these critical areas. In January we announced the first of these positions with a scalability result published by Doculabs, a leading independent IT consulting firm and a subsidiary of Forrester Research. Doculabs conducted a serious performance and scalability benchmark test on the new Version 6 platform. With ten thousand simultaneous users and one thousand supervisors logged on the Version 6 product processed 5.4 million multi channel interactions in a 24 hour day, 375 thousand live voice calls per hour, and up to 225 thousand multi channel interactions per hour. Doculabs stated that the Version 6 product has exceeded the requirements of most call centers in existence today and was truly impressive considering the test were run on off the shelf commodity hardware. For the small, the medium size business which is our largest customer base we have a great solution, with Version 6 the entire product suite has been made more modular. The customer can start with as few as 5 to 10 users or decide to select one interaction type to manage, such as voice, email, or web chat. As the customer grows or as the business requirements change the customer can simply add on new capabilities thereby protecting their upfront investment in their product as well as any desktop integration that may exist, data that has collected, and the invested knowledge of the users and IT support teams. Plus with Version 6 the product now enables most of our customers to manage simple upgrades to the system that they own. Product upgrades have been made much easier to install so that more of our customers can do the upgrades on their own, or with minimal Apropos involvement.

Overall, the Version 6 product opens the door to a variety of additional market opportunities. We’re constantly looking for ways to leverage the product platform we have developed and find alternate paths to bring this technology to market. As we’ve discussed in previous calls the Version 6 product was developed to provide more distribution leverage in our business. Over the past year we have proven our ability to sell our solution through an OEM channel with AD Edwards now PeopleSoft. And as we look forward we continue to believe that these relationships are key to establishing long term sustainable growth in our business. Earlier today, after many months of work we have formally announced a privately branded version of Apropos Version 6 for Remedy. The product has been tightly integrated with the new Remedy customer service support application allowing Remedy to offer it’s customers a comprehensive solution for managing both real time communications and problem management events. The combined solution gives Remedy a package solution to offer its customer that can manage all of their service level requirements within one integrated applications suite. This eliminates much of the ongoing IT maintenance support of managing multiple applications and keeping them synchronized. Under the agreement Remedy will help sell the product to its customers through its direct sales force in North America. The product integration has already been completed and validated by outside product will be available for delivery in the first quarter of 2004. In support of our efforts to increase product awareness and improve lead generation the company will continue to focus it’s energies on specific demand generation activities. We will continue to focus our energies on expanding the use of our Version 6 product of the install customer base. We are fortunate to have a strong blue chip customer base who continue to use the Apropos products in one department or another. We need to focus on expanding these relationships and cross selling our solution into other departments within their business. We also need to ensure that our existing customers are getting the maximum return on the product they already own.

Over the next six months the company will be hosting a series of regional events with our customers in the field as a means to showcase how several of our customers are using the Version 6 product. Customers like EBay and Veritas we want to make sure…we want to create a forum for our customers to share how they’re using the Apropos product with other interested clients and prospects. The company will also be working closely with our new channel partners to engage in focus partner activities, industry events, regional seminars, and web casts in order to educate the partner sales force, customer base and market influencers on the value and capabilities of our combined solution. We will expand on what we started in the last half of 2003 with a continued focus on the financial services vertical. We have published a number of targeted right papers on various hot topics related to the challenges mid market financial institutions face today. And how Apropos can help these companies drive revenues, improve member satisfaction, and increase operating efficiencies. We have had good success with this program thus far and continue to believe that vertically focused business solutions are going to have the strongest appeal and traction in 2004.

As we look forward the company is poised to benefit from a combination of factors. First, Version 6 seems to be very positive and is opening up additional opportunities for us to sell into, both within our install base and with new customers. Second, we have established a couple of viable channel partnership with PeopleSoft GDE and now Remedy which should increase our opportunities to drive incremental revenue in the coming year. Third, our direct sales execution continues to improve with each passing quarter, with the majority of our sales reps now in position for nearly eighteen months. These factors along with the current cost structure we now have in place puts us in a very strong position and to maintain profitability and leverage any incremental growth in the business. To reaffirm we are very pleased with the progress of the company and the results of the fourth quarter however we now turn our focus to Q1, to driving revenue and getting our new partnerships firmly off the ground. We appreciate your ongoing support of Apropos Technology and we are now ready for questions. Thank you.

Operator:                                          Thank you, the floor is open for questions. If you do have a question you may press the number one followed by four on your touch-tone telephone at this time. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you please pick up your handset to provide optimum sound quality. Once again ladies and gentlemen that is one followed by four on your touch-tone telephone at this time. You’re first question has come from Len Goldberg of Goldberg Capital Management. Please pose your question.

Len Goldberg:                                     Good afternoon.

Kevin Kerns:                                           Hello Len.

Frank Leonard:                             Hello Len.

Len Goldberg:                                     Congratulations, well done.

Kevin Kerns:                                           Thank you.

Len Goldberg:                                     My question is have you private branded before? And do you see this strategy to expand your markets?

Frank Leonard:                             Absolutely we did do a private branded product for JD Edwards originally and that is now subsequently been branded for PeopleSoft as well as now we have the Remedy product branded. We absolutely see this as a core part of our strategy to get further distribution of our technology.

Len Goldberg:                                     Thank you, keep up the good work.

Frank Leonard:                             Thank you Len.

Operator:                                                             Thank you. Our next question is coming from Ted Ketterer with TK Associates. Please pose your question.

Ted Ketterer:                                         Hi can you hear me?

Kevin Kerns:                                           Yes.

Ted Ketterer:                                         Good quarter.

Kevin Kerns:                                           Long time coming but really good numbers, thank you.

Ted Ketterer:                                         I’ve got a couple of questions, PeopleSoft last quarter you said you were working on it and this quarter you’re talking like you’ve put everything together and it’s a done deal. Am I correct?

Kevin Kerns:                                           Are you talking about PeopleSoft or are you talking about…

Ted Ketterer:                                         Well JD Edwards and when PeopleSoft acquired JD Edwards and you had to go through another process.

Kevin Kerns:                                           Right we have obviously a solid relationship with the JDE portion of PeopleSoft which is now called Enterprise One Product Line. We have been obviously working and continue to work with the Enterprise group within PeopleSoft and right now we’re in the process of renegotiating that agreement. We don’t have anything formal to disclose or discuss at this point.

Ted Ketterer:                                         Earlier you announced that relationship with Unisys can you talk about that at all? And what kind of potential that might have?

Kevin Kearns:                                     Yes the Unisys agreement that we have right now is structured around a vertical around state medical…Medicare management. And they’ve sold a couple of systems now for us into state agencies and we expect that they’ll continue to contribute some revenue. I don’t see it necessarily as a huge you know long term accelerator to our revenue line. But clearly incrementally it adds every quarter.

Ted Ketterer:                                         The large information technology company that everybody knows as EBay, will that ever be talked about?

Kevin Kerns:                                           Two things, one is the large information technology company that I referred to was not EBay. But I assume probably people would jump to that conclusion. As far as EBay goes they are definitely a current customer of ours, are actively using our product. Are very pleased with our product and we are…we have not done a formal announcement mainly because we are working through their internal communications organizations to get that finally approved. But everything is definitely going forward smoothly.

Ted Ketterer:                                         And my last question is can you contrast the current pipeline that’s in the sales pipeline versus where you were a year ago?

Kevin Kerns:                                           Versus a year ago it’s definitely improved okay but as far as you know is it something that Frank and I feel like we’re ready to provide any formal guidance of you know a strong uplift you know going into Q1. We’re just you know we’re cautious, we’ve been through a lot of this with the last two or three years and even thought we feel that we’re seeing in a pick up in sales activity and we see a stronger pipeline with some stronger execution we just want to make sure that we can back it up.

Ted Ketterer:                                         Understandable I would too. And then let me go back to the large IT company, will a name be eventually be associated with it?

Kevin Kerns:                                           Yes

Ted Ketterer:                                         In any reasonable period?

Kevin Kerns:                                           Yes I think the only reason we haven’t disclosed it is that we haven’t gotten permission from that firm to disclose it at this point. And obviously a lot of companies are very close to the vest as far as under selections these days. So as soon as we’re getting the green light to you know announce that we will.

Ted Ketterer:                                         Okay well done.

Kevin Kerns:                                           Okay. Thank you very much.

Operator:                                                             Thank you our next question is coming from Jeff Easton an individual investor. Please pose your question.

Jeff Easton:                                                   Hi congratulations guys great quarter.

Frank Leonard:                             Thank you.

Jeff Easton:                                                   Question, what are you guys planning on with the cash here, and you cash is pretty high…are we going to see some small acquisitions or are you still conservative on that front?

Kevin Kerns:                                           Frank do you want to take that one?

Frank Leonard:                             Yes well yeah I think what we’ve been focused on for the last probably two years or so was really just trying to make sure that we preserved the cash that we had okay. And obviously what we talked about is that we really want to try and work on the sales execution and the first couple of quarter here and I think what we want to try and do is really plough…initially plough back into the business.

Jeff Easton:                                                   Okay.

Frank Leonard:                             And start leveraging, you know, the growth and channel growth and sales growth force additions etc…

Jeff Easton:                                                   And my last question is:  What are your NOL’s right now currently?

Kevin Kerns:                                           They’re a lot. I’m fortunate that you know that the number is very high you know at this point in time…you know we’re looking at that it’s still a footnote disclosure I mean there’s no you know we’re not looking at any real valuation, changes for 12/31/03. Obviously as 2004 kind of unfolds we’ll take a look at that…you know what the evaluation procedure needs to be.

Jeff Easton:                                                   Okay I appreciate it. Great quarter.

Kevin Kerns:                                           Thank you.

Operator:                                                             Thank you. Once again ladies and gentlemen if you do have a question you may press the number one followed by four on your touch-tone telephone at this time.

Gentlemen I’m showing no further questions, I would like to turn the floor back over to you for any further comments.

Frank Leonard:                             Yes I would like to make one last comment, I just want to take a moment to thank all of the Apropos employees, the customers of Apropos, it’s partners and it’s shareholders for their continued dedication, loyalty to our product and to our company and obviously the investment in Apropos. Now that we’ve finally turned a corner on profitability you know we’re going to put all of our energies toward one single goal and that’s to drive incremental revenue growth. And I think we’ve turned the corner and we just need to continue to sustain this growth. So thank you again.

Operator:                                                             Thank you. This does conclude today’s teleconference, you may disconnect your lines at this time and have a wonderful day.